UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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WYETH

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On January 26, 2009, Wyeth issued the following to its employees:

Wyeth Employee FAQ

Rationale and Integration

Q1. Why are Wyeth and Pfizer combining?

The combination will create the premier global biopharmaceutical company with a broad portfolio of assets, a robust pipeline and industry-leading capabilities in numerous therapeutic platforms. As a combined company, we believe we will be able to develop innovative new medicines more quickly and accomplish far more in the years ahead than either company could have achieved independently.

Q2. Why is this combination good for Wyeth?

This is a chance to realize significant value for our shareholders and we believe we can better execute our strategy and can accomplish far more together in the years ahead than either company could have achieved on its own. Although we are well positioned to succeed on our own, we believe this combination provides a higher likelihood of success in an increasingly challenging marketplace.

Q3. What happens between now and the close of the transaction?

The transaction is subject to regulatory approval in the U.S. and abroad and also approval by Wyeth shareholders, which will require a shareholder meeting later this year. We expect to be able to close the transaction by the second half of 2009 but in the meantime, it is critical that we conduct business as usual. The best way to ensure our future success is to continue the important work that we do on behalf of the patients who count on us. It’s our goal to provide regular updates to you as the process moves along.

Q4. How will the combined company be integrated? Are there many overlaps?

Our companies have highly complementary businesses and structures, and Pfizer wants to add to their own diversification by growing our businesses. Many of our businesses, such as Biologics, Vaccines, and Consumer Healthcare, have virtually no overlap with Pfizer. At this earlier stage, however, our integration planning has yet to begin. As we move further along in this process, there will be an integration team put in place to plan the structure. As additional information becomes available, we will endeavor to provide it to you.

Q5. Will there be headcount reductions?

Both companies have announced cost reduction initiatives. It is likely that those initiatives will continue and additional synergies may be achieved that result in headcount reductions over the coming years. It is important to understand, however, that this is not a transaction being principally driven by cost savings - our companies have highly complementary businesses and structures, and Pfizer wants to add to their own diversification by growing our businesses.

Q6. How do the cultures of the two companies compare?

Pfizer and Wyeth have innovation-driven cultures focused on improving the health and lives of people around the world. There is a high degree of overlap in the companies’ missions and values including integrity, respect for people, quality, teamwork and leadership. Both companies have employees around the world who are extraordinarily dedicated to developing new, safe medicines to prevent and treat the world’s most serious diseases.

Q7. What will the new company be called?

The new company will be called Pfizer.

Q8. What happens to Wyeth’s headquarters? What about other facilities?

It is too soon to speculate on exactly what will happen to our Madison location or any of our other locations. Typically, a transaction of this nature takes at least six months to close and decisions will be made over time. No immediate actions will be taken.

Benefits and Compensation

Q9. What will happen to employee benefits, salaries, and wages?

There will be no disruption to employee benefits, salaries or wages between now and the closing of the transaction. As part of the integration process, the combined company will determine how to structure its benefits package to be competitive as one enterprise. We will provide detailed information about employee benefits in due course and give employees the opportunity to ask specific questions throughout the integration process.

Q10. How will my bonus/PIA be impacted as a result of this announcement?

Wyeth employees 2008 PIA, to the extent earned, will not be impacted by this transaction and will be paid in the ordinary course in early March. Consistent with our normal operations, we will be evaluating the bonus and commission structures for fiscal year 2009.

Next Steps

Q11. What can we tell our customers and the physicians that we work with?

We remain committed to providing our customers with the highest level of products and services that they have come to expect. You can inform them that until the transaction closes, there is no change to our relationships.

Q12. Who may I contact if I have additional questions? Where can I find more information about this transaction?

You can visit Inside Wyeth to access a video from Bernard Poussot and various additional materials. We also will be setting up an Intranet site where you can ask questions and get additional information as it becomes available from time to time.

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of Wyeth concerning the proposed merger of Wyeth with Pfizer (the “merger”) and other future events and their potential effects on Wyeth. Such statements are based upon the current beliefs and expectations of our management, are not guarantees of future results and are subject to a significant number of risks and uncertainties. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies and risk relating to the merger, many of which are beyond our control.

In connection with the proposed merger, Pfizer intends to file with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 containing a proxy statement/prospectus for the stockholders of Wyeth and each of Wyeth and Pfizer plan to file other documents with the SEC regarding the proposed merger transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, WYETH’S STOCKHOLDERS AND INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE

THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and stockholders will be able to obtain, without charge, a copy of the proxy statement/prospectus, as well as other relevant documents containing important information about Wyeth and Pfizer at the SEC’s website (http://www.sec.gov) once such documents are filed with the SEC. Wyeth’s stockholders will also be able to obtain, without charge, a copy of the proxy statement/prospectus and other relevant documents when they become available by directing a request by mail or telephone to Wyeth, Five Giralda Farms, Madison, NJ 07940, Attention: Investor Relations, (877) 552-4744. Information about Wyeth’s directors and executive officers and other persons who may be participants in the solicitation of proxies from Wyeth’s stockholders is set forth in Wyeth’s annual report on Form 10-K for the fiscal year ended December 31, 2007 and Wyeth’s proxy statement for its 2008 annual meeting of stockholders, which was filed with the SEC on Schedule 14A on March 14, 2008.